Submission of Matters to a Vote of Shareholder

The Joint Meeting of Shareholders of First Trust Value Line(r) Dividend Fund, First Trust/Four Corners Senior Floating Rate Income Fund, Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust/Value Line(r) & Ibbotson Equity Allocation Fund, and First Trust/Four Corners Senior Floating Rate Income Fund II was held on September 12, 2005. At the Annual Meeting the Fund's Board of Trustees, consisting of James A. Bowen, Niel
B. Nielson, Thomas R. Kadlec, Richard E. Erickson and David
M. Oster, was elected to serve an additional one-year term. The number of votes cast for James A. Bowen was 5,952,268, the number of votes withheld was 88,344 and the number of abstentions was 2,939,624. The number of votes cast for Niel
B. Nielson was 5,947,001, the number of votes withheld was 93,611 and the number of abstentions was 2,939,624. The number of votes cast for Richard E. Erickson was 5,947,496, the number of votes withheld was 93,116 and the number of abstentions was 2,939,624. The number of votes cast for Thomas R. Kadlec was 5,955,942, the number of votes withheld was 84,670 and the number of abstentions was 2,939,624. The number of votes cast for David M. Oster was 5,953,609, the number of votes withheld was 87,003 and the number of abstentions was 2,939,624.